EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of January, 2005 (the "Effective Date"), between Infocrossing, Inc., a Delaware corporation (the "Company"), and Zach Lonstein ("the Executive");

     WHEREAS, the Company and the Executive now desire to enter into the Agreement in order to memorialize the terms and conditions of the Executive's relationship with the Company.

     WHEREAS, on August 23, 2004, the Company granted to the Executive options to purchase five hundred thousand (500,000) shares of the Company's common stock (the "Options").

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

     1. Employment.

          (a) During the Full-Time Term (as defined below), the Company will employ the Executive to render services as the Chairman and Chief Executive Officer ("CEO") of the Company.

          (b) Except as otherwise provided in Section 4(c) below, during the Part-Time Term and the Reduced Part-Time Term (both as defined below) the Executive will no longer serve as the CEO but shall continue to serve as Chairman; provided, that at any time the Executive is not serving as the Chairman or CEO, the Executive shall render such other services in a senior executive capacity as determined by the Board of Directors of the Company and as reasonably agreed to in writing by the Executive.

          (c) During the Term, the Company shall nominate the Executive to serve as a member of the Board of Directors of the Company whenever his seat is subject to re-election; provided, however, that the Executive, in his sole discretion, may elect not to be a member of the Board of Directors of the Company (it being understood that such an election shall have no effect on the Executive's rights under this Agreement except that in such event the Executive shall resign as Chairman).

     2. Position and Duties.

     The Executive shall have such responsibilities, perform such duties and have such authority as is consistent with his position with the Company, reporting to, and subject only to the direction and control of, the Board of Directors of the Company. The Executive's services shall be exclusive to the Company, except that the Executive may engage in charitable and community activities and give attention to his outside investment interests so long as such activities do not interfere with the performance of his duties hereunder. The Executive may also serve as a member of the board of directors of other unaffiliated corporations.

     3. Place of Employment.

     The Executive shall be employed (subject to necessary and appropriate business related travel), at the Company's offices in Leonia, New Jersey.


     4. Term.

          (a) The term of the Executive's employment with the Company under this Agreement shall be for a continuous period of ten (10) years (the "Term") commencing on the Effective Date and shall end at the close of business on December 31, 2014.

          (b) The Executive shall provide the services in Section 1 on a full-time basis for the first five (5) years of the Term (the "Full-Time Term").

          (c) The Executive shall provide the services in Section 1 on a part-time basis (up to thirty (30) hours per week) for the sixth, seventh and eighth years of the Term (the "Part-Time Term").

          (d) The Executive shall provide the services in Section 1 on a reduced part-time basis (up to twenty (20) hours per week) for the final two (2) years of the Term (the "Reduced Part-Time Term").

          (e) Notwithstanding subsections (c) and (d) above, at any time during the Part-Time Term or the Reduced Part Time Term the Board may request in writing that the Executive continue or resume the duties described in
     Section 1(a) above for such period as the Board shall determine, not to extend beyond December 31, 2014 (the "Extended Duties Term"). If the Executive accepts such duties his employment shall be on a full-time basis during the Extended Duties Term.

     5. Compensation and Benefits.

          (a) Base Salary.

               (i) During the Full-Time Term, the Company shall pay the Executive one hundred percent (100%) of the Base Salary (as defined below). During the Part-Time Term, the Company shall pay the Executive seventy-five percent (75%) of the Base Salary. During the Reduced Part-Time Term, the Company shall pay the Executive fifty percent (50%) of the Base Salary. During the Extended Duties Term, the Company shall pay the Executive one hundred percent (100%) of the Base Salary. The amount of Base Salary for any period determined calculated as provided in the preceding sentence shall be the "Applicable Base Salary" for such period. The Applicable Base Salary shall be payable to the Executive in installments on the Company's normal payroll dates.

               (ii) During the first year of the Term, "Base Salary" shall be four hundred fifty-five thousand eight hundred fourteen dollars and seventy-eight cents ($455,814.78). On each anniversary of the Effective Date during the Term, the Base Salary shall be increased by an amount equal to the greater of (A) the annual percentage increase, if any, in the cost of living, as set forth in the United States Bureau of Labor Statistics Consumer Price Index - All Urban Consumers (CPI-U) New York All Items, 1982-84=100 or (B) as the Board of Directors of the Company, or duly authorized committee thereof (either the full Board of Directors or such duly authorized committee, the "Board"), shall otherwise determine.

          (b) Bonus. For each Bonus Year, as defined below, during the Term (including the Full-Time Term, the Part-Time Term and the Reduced Part-Time
     Term) the Executive shall be entitled to a bonus (the "Bonus"). The target Bonus shall equal one hundred percent (100%) of the Applicable Base Salary for that Bonus Year, and shall be awarded based upon achievement of performance goals to be determined by the Board and communicated to the Executive during the first quarter of the applicable Bonus Year, or in the absence of such goals based on achievement against the Company's budgeted performance for the Bonus Year. The Board may, in good faith, adjust the actual Bonus as it deems necessary in view of the Company's overall financial condition notwithstanding such performance. The Board may pro rate the Bonus for any partial year of employment to reflect the period of actual employment during that Bonus Year. The Bonus as determined for each Bonus Year during the Term shall be paid to the Executive not later than two and one-half (2 1/2) months following the end of such year. "Bonus Year" shall mean a calendar year.

          Notwithstanding the above, the Company shall have the right to defer payment of that portion, if any, of the Executive's Bonus which is not deductible by the Company (the "Excess Portion") for purposes of U.S. Federal income tax solely on account of the application Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), until the earlier of (i) six (6) months following the date the Executive "separates from service" (as defined for purposes of Section 409A of the Code), (ii) the date of the Executive's death, or (iii) the date of the Executive's "disability" (as defined for purposes of Section 409A of the Code). If the Board elects to provide for such deferral, (i) any amounts deferred shall be fully vested and non-forfeitable at all times, (ii) any amounts deferred shall bear interest at a rate that is no less than the Company's cost of borrowed funds (i.e., the rate charged from time to time by the Company's principal lender for unsecured financing), such interest to be paid as and when the related deferred amount is paid and (iii) at the request of the Executive deferred amounts shall be placed in a "rabbi trust" as described in Internal Revenue Service Revenue Procedure 92-64, 1992-2 C.B. 422.

          (c) Options. Other than as the Board may determine, in its sole discretion, no grants of options will be made to the Executive for two (2) years from the Effective Date. Thereafter, the Board agrees to consider, in good faith, additional annual grants of stock options.

     6. Executive Benefits.

          (a) Vacation and Other Leave. The Executive shall be entitled to at least six (6) weeks paid vacation, and such other holiday, sick leave, personal days and other "leave" benefits commensurate with his position as a senior executive officer of the Company and in accordance with the Company's regular policies.

          (b) Group Medical, Life and Disability Insurance. The Executive shall be entitled to participate, at the Company's expense, in all of the Company's group health, life and disability insurance plans generally provided to its senior executives from time to time and shall be entitled to participate in any other benefit plans on the same basis as applicable to other executives of the Company. The disability insurance policy covering the Executive on the day immediately preceding the Effective Date shall be maintained by the Company in accordance with this Section 6(b). Any disability insurance policy shall provide for continuation of disability benefits regardless of whether the beneficiary is receiving the benefit in Section 7(e) below.

          (c) Life Insurance. The Company shall be exclusively responsible for obtaining and paying the premiums on a life insurance policy in the amount of two million dollars ($2,000,000) with respect to the Executive (the "Life Insurance Policy"), and the Executive shall have the right to designate or change from time to time the beneficiary or beneficiaries of the Life Insurance Policy. The Executive hereby consents to the maintenance by the Company of such life insurance policy and agrees to cooperate with the Company in obtaining such policy by completing necessary applications and submitting to necessary medical examinations.

          (d) Other Benefits. The Executive shall be entitled to participate in any and all other benefit programs and arrangements made generally available from time to time by the Company to its senior officers and other employees of the Company.

     7. Other.

          (a) Reimbursement; Vouchers. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with his employment hereunder. The Executive shall submit to the Company such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Company.

          (b) Automobile. The Company shall provide the Executive with the use of a current model automobile owned or leased by the Company of the same or equivalent type and class as currently provided to Executive and the Company shall pay for and/or reimburse the Executive for all maintenance and repairs thereon as well as for gasoline, tolls and parking expenses for business use of such automobile for the Company, upon submission of such documentation as may be reasonably required by the Company.

          (c) Office; Telephone. The Executive shall be furnished with office facilities and services suitable to his position with the Company, as well as at the Company's expense, business use of cellular telephone(s), beeper(s), a second telephone line at the Executive's residence and high speed internet access at the Executive's residence.

          (d) Health Club. The Company shall purchase membership, at a reasonable rate, for the Executive at a health club of the Executive's choice and shall pay related expenses.

          (e) Retirement. The Executive shall be eligible for the following benefits:

               (i) A supplemental retirement benefit commencing on January 1, 2012 (the "Retirement Benefit Commencement Date") and continuing for the remainder of the Executive's life and providing semi-monthly payments of seven-thousand five hundred dollars ($7,500.00) (the "Normal Retirement Benefit"). Unless the Executive elects otherwise as provided below, the actual benefit shall be a benefit commencing on the Retirement Benefit Commencement Date, providing semi-monthly payments for the greater of (A) the Executive's life, or (B) ten (10) years in an amount that is the actuarial equivalent (as determined by the Board based on the advice of a nationally recognized actuarial consulting firm) of the Normal Retirement Benefit.

               Subject to advice of counsel that such election will not violate
          Section 409A of the Code, the Executive may elect to receive the Retirement Benefit in the form of a lump sum, a joint and 100% survivor benefit, or such alternative form of benefit as the Board shall determine.

               (ii) The Company shall provide the Executive and his Spouse, for the remainder of their respective lives, health, life, disability, dental and vision insurance benefits (the "Insurance Benefits") substantially equivalent to the benefits provided to the Company's Chief Executive Officer (or in the absence of a Chief Executive Officer, the highest compensated individual then employed by the Company) and his or her spouse (or in the absence of a spouse, the benefits to which such spouse would otherwise be eligible) from time to time, provided, however, that to the extent applicable, such coverage shall be strictly supplemental and secondary to and not in lieu of the benefits received by, or that could have been received by, the Executive and/or his Spouse as a consequence of their coverage under Medicare, as amended from time to time (determined as if the Executive and his Spouse have elected any optional coverage for which they are eligible, regardless of whether either actually elects such coverage). The term "Spouse" shall mean the person to whom the Executive is espoused on the date on which benefits commence.

     8. Termination.

     The Executive's employment may be terminated by either party at any time, subject to the provisions of this Section 8.

          (a) Death or Disability. In the event of the Executive's death or Disability, the Executive (or his estate or representative) shall be entitled to receive within thirty (30) days following termination (i) all compensation and benefits accrued to the "Date of Termination" as defined below, (ii) a lump sum amount equal to the lesser of (A) two times the Applicable Base Salary in effect on termination of employment, or (B) the Applicable Base Salary which would otherwise be paid through the end of the Term (calculated, if such termination occurs during the Extended Duties Term, as though the Extended Duties Term lasts through the end of the
     Term), and (iii) target Bonus for the year of termination (calculated as if the Executive had remained in employment through the end of the applicable Bonus Year) pro-rated to reflect the number of days of employment during the year. In addition, (i) the Executive, or if applicable under the particular benefit elected as provided above, the Executive's Spouse or the Executive's estate, shall be entitled to a retirement benefit, calculated as of the date immediately preceding the Date of Termination, commencing on the earlier of (A) the Executive's death, (B) the Retirement Benefit Commencement Date, (C) the date that is six (6) months following the date the Executive "separates from service" (as defined for purposes of Section 409A of the Code), or (D) the Executive's "disability" (as defined for purposes of Section 409A of the Code), in an amount equal to the Normal Retirement Benefit (determined as if the Executive had terminated his employment on the immediately preceding such death or Disability and without actuarial adjustment on account of any accelerated commencement),
     (ii) the Executive and/or his Spouse shall be entitled to the immediate commencement of the Insurance Benefits, (iii) any unvested (or unexercisable) stock options or unvested shares of restricted stock shall become immediately vested (and exercisable), (iv) all Options shall continue to be exercisable for the remainder of their original term, (v) any other stock options shall continue to be exercisable for one (1) year following the Date of Termination, and (vi) in the case of Disability, the Company shall maintain at its expense the Life Insurance Policy for the remainder of the Executive's life.

          For purposes of this Agreement "Disability" shall have the meaning set forth in the applicable long-term disability plan maintained by the Company which covers the Executive, or if no such policy is available, an incapacity due to mental or physical illness or injury which prevents Executive from substantially performing the duties required of Executive hereunder and which will be more likely than not to extend beyond the end of the Employment Term in the opinion of a physician selected by the Company and reasonably acceptable to the Executive or the Executive's legal representative.

          (b) Termination for Cause or Without Good Reason. In the event the Executive's employment is terminated by the Company for "Cause," or by the Executive other than for "Good Reason," both as defined below, (i) the Executive shall be entitled to all compensation and benefits accrued to the Date of Termination, (ii) the Executive shall be entitled to a retirement benefit, which shall commence on the Retirement Benefit Commencement Date in an amount equal to the Normal Retirement Benefit, (iii) all stock options shall expire unless specifically otherwise provided under the Plan or the terms of any applicable agreement, and (iv) the Company shall have no further obligation other than as provided in Section 8(f) below.

          "Cause" shall mean: (A) the Executive is convicted of, or pleads nolo contendere to, a felony; (B) the Executive willfully and continually fails to substantially perform his duties hereunder (other than as a result of incapacity due to physical or mental injury or illness), after the Board delivers a written demand for substantial performance to the Executive that specifies the manner in which the Board believes the Executive has failed substantially to perform his duties hereunder and the Executive shall not have corrected such failure (if correction is reasonably possible) within fourteen (14) business days after his receipt of such demand (or, if such failure cannot be corrected immediately, correction has commenced and is diligently pursued until such failure is corrected); or (C) the Executive engages in willful misconduct in the performance of his duties hereunder that is demonstrably and materially injurious to the Company. No action, or failure to act, by the Executive shall be considered "willful" if it is done by the Executive in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

          (c) Termination Without Cause or for Good Reason. In the event the Executive's employment is terminated by the Company other than for Cause, or is terminated by the Executive for Good Reason, the Executive shall be entitled to receive within thirty (30) days following termination (i) all compensation and benefits accrued to the Date of Termination, (ii) a lump sum amount equal to the Applicable Base Salary which would otherwise be paid through the end of the Term (calculated, if such termination occurs during the Extended Duties Term, as though the Extended Duties Term lasts through the end of the Term), and (iii) target Bonus for the year of termination (calculated as if the Executive had remained in employment through the end of the applicable Bonus Year) pro-rated to reflect the number of days of employment during the year. In addition, (i) the Executive shall be entitled to a retirement benefit commencing on the earlier of (A) the Retirement Benefit Commencement Date, or (B) the date that is six (6) months following the date the Executive "separates from service" (as defined for purposes of Section 409A of the Code), in an amount equal to the Normal Retirement Benefit (without actuarial adjustment on account of accelerated commencement), (ii) the Executive and his Spouse shall be entitled to the immediate commencement of the Insurance Benefits,
     (iii) any unvested (or unexercisable) stock options or unvested shares of restricted stock shall become immediately vested (and exercisable), (iv) all stock options, including the Options, shall continue to be exercisable for the remainder of their original term, (v) the Executive shall be entitled to the benefits described in Section 6(c) and Section 7(b) above for the remainder of the Term, and (vi) the Company shall maintain at its expense the Life Insurance Policy for the remainder of the Executive's life.

          "Good Reason" shall mean any of the following: (i) involuntary loss of Executive's title or position (including as a director) other than for Cause, (ii) a material diminution in the nature or scope of the Executive's duties or responsibilities or the assignment of any duties or responsibilities materially inconsistent with his position at the Company,
     (iii) the relocation of the Executive's principal office to a location more than 25 miles from its current location, or (iv) the failure of the Company, after five days notice, to comply with any of the terms contained in Section 5, Section 6 or Section 7 of the Agreement.

          (d) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than pursuant to paragraph (a) above) shall be communicated by a written notice to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any purported termination not satisfying the requirements of this subsection (d) shall not be effective.

          (e) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, or by reason of his Disability, the date all of the conditions to constitute a Disability have occurred, or, if upon expiration of the Term, the last day of the Term, (ii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, and (iii) if the Executive's employment is terminated for any other reason, the date which is seven (7) days after the date on which the Notice of Termination is given.

          (f) Other Benefits. In addition to the foregoing, upon termination of the Executive's employment for any reason whatsoever (including Cause), the Executive shall receive such other benefits, if any, as may be provided to him under the terms of any employee benefit, incentive, option, stock award and other plans or programs of the Company in which he may be, or have been, a participant.

          (g) No Mitigation. The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment or otherwise.

          (h) Continuation of Agreement Provisions. The termination of the Executive's employment for any reason whatsoever shall not operate to terminate this Agreement as an entirety or to adversely affect the respective continuing rights and obligations of the parties, all of which shall survive the effective date of such termination of employment in accordance with their respective terms.

          (i) Obligations. The Company's obligations hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.


     9. Change in Control.

          (a) In the event that there is a Change in Control, as defined below, the Executive shall be entitled to terminate employment voluntarily for any reason within ninety (90) days of the Change in Control. If the Executive elects to terminate his employment he shall receive within ninety (90) days following the Date of Termination: (i) all compensation and benefits accrued through the Date of Termination, (ii) a lump sum amount equal to the Applicable Base Salary which would otherwise be paid through the end of the Term (in the amount in effect on the day immediately preceding the date on which the Change in Control occurs and calculated, if such termination occurs during the Extended Duties Term, as though the Extended Duties Term lasts through the end of the Term) and (iii) target Bonus for the year of termination (calculated as if the Executive had remained in employment through the end of the applicable Bonus Year). In addition, (i) the Executive shall be entitled to a retirement benefit commencing on the earlier of (A) the Retirement Benefit Commencement Date, or (B) the date that is six (6) months following the date the Executive "separates from service" (as defined for purposes of Section 409A of the Code), or (C) the occurrence an event described in Section 409A(a)(2)(A)(v), in an amount equal to the Normal Retirement Benefit (without actuarial adjustment on account of accelerated commencement), (ii) the Executive and his Spouse shall be entitled to the immediate commencement of the Insurance Benefits,
     (iii) any unvested (or unexercisable) stock options or unvested shares of restricted stock shall become immediately vested (and exercisable), (iv) all options shall continue to be exercisable for the remainder of their original term, (v) the benefits in Section 6 and Section 7(a) - (d) shall terminate, (vi) the Company's requirement to nominate the Executive to serve on the Board pursuant to Section 8 shall cease, and (vii) the Company shall maintain at its expense the Life Insurance Policy for the remainder of the Executive's life.


          (b) If, following a Change in Control, as defined below, the Executive's employment terminates, and a good faith dispute arises with respect to the Executive's rights under this Agreement, all reasonable costs incurred by the Executive in good faith in enforcing his rights under this Agreement (including without limitation reasonable attorney's fees, so long as the Executive ultimately receives a favorable award or judgment with respect to any material claim made in such proceeding) shall be borne by the Company.

          (c) "Change in Control" of the Company shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act or any successor thereto, provided that without limiting the foregoing, a Change in Control of the Company also shall mean the occurrence of any of the following events:

               (i) any "person" (as defined under Section 3(a)(9) of the Act) or "group" of persons (as provided under Section 13d-3 of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Act), of capital stock of the Company the holders of which are entitled to vote for the election of directors ("voting stock") representing that percentage of the Company's then outstanding voting stock (giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Act, but not giving effect to any such deemed ownership of securities by another person or group) equal to or greater than twenty-five percent (25%) of all such voting stock;

               (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company (excluding any Board seat that is vacant or otherwise unoccupied); or

               (iii) there shall be consummated any consolidation, merger, stock for stock exchange or similar transaction (collectively, "Merger Transactions") involving securities of the Company in which holders of voting stock of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting stock of the Company (or, if the Company does not survive the Merger Transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation).

          (d) In the event it shall be determined that any payment or distribution of any type by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Company shall, within thirty days following the Executive's incurrence thereof, pay the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

     10. Confidentiality; Non-Solicitation.

          (a) During the Term of this Agreement and for two (2) years after the last day of the Term of this Agreement, the Executive shall not use for competitive purposes, or divulge to any other person, firm or corporation (otherwise than in furtherance of the business purposes of the Company, or any of its subsidiary or affiliated companies), any confidential information of the Company. "Confidential Information" shall mean all information of a confidential nature, and may include information contained in the current and potential customer lists, marketing and business plans and financial records of the Company, and specifications of proprietary products under development and not yet marketed or sold by the Company; provided, that confidential information shall not include (and the restrictions of this Section 10(a) shall not apply to) any information which: (i) is at the time of disclosure, part of the public domain or thereafter through no action of the Executive in violation of this Agreement, becomes a part of the public domain or is generally known in the computer outsourcing industry through no violation of this Agreement; (ii) information which has been publicly disclosed by the Company or any parent, subsidiary or affiliated corporation in public announcements, press releases or in publicly available governmental filings; or (iii) is required to be disclosed by court order or compliance with governmental requirements or legal process.

          (b) During the Term of this Agreement and for two (2) years after the last day of the Term of this Agreement, the Executive shall not, on behalf of himself or any other person, firm or entity (i) solicit any person employed by the Company or any of its subsidiaries at the time of the Executive's termination, for employment by the Executive or any other person, firm or entity or (ii) solicit any client of the Company or any of its subsidiaries at or prior to the time of the Executive's termination for the provision of computer outsourcing services by any person, firm or entity other than the Company and its subsidiaries.

          (c) The Executive agrees that damages at law would not be an adequate remedy for violation of the covenants set forth in this Section 10 by the Executive, and he therefore agrees that these covenants may be specifically enforced against him in any court of competent jurisdiction.

     11. Merger or Reorganization.

     This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding and shall inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred, and the Company shall require the successor to the Company as the Executive's employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to all or a substantial portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to all or a substantial portion of its business and/or assets as aforesaid.

     12. Arbitration.

     Any controversy or claim arising out of or relating to this Agreement, the breach thereof or the coverage of this arbitration provision shall be settled by arbitration which shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association as such rules shall be in effect on the date of delivery of demand for arbitration. The arbitration of such issues, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. The decision of the arbitrators or a majority of them shall be final and binding on both parties and their respective heirs, executors, administrators, successors and assigns. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will and the third arbitrator to be selected by the two arbitrators so chosen. Such arbitration shall take place in New York, New York. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys and the expenses of his witnesses and all other expenses connected with the presentation of his case; provided that if the Executive is the prevailing party, all such expenses shall be borne by the Company. All other costs of the arbitration, including the cost of the third arbitrator, the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne by the Company.

     Nothing contained herein shall be construed or interpreted to preclude the Company prior to, or pending the resolution of, any matter subject to arbitration from seeking injunctive relief in any court for any breach or threatened breach of any of the Executive's agreements in Section 10 hereof.

     13. Non-Assignability.

     The obligations of the Executive hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

     14. Amendment.

     This Agreement contains the entire agreement of the parties. It may not be changed orally but only by a written agreement executed by both of the parties hereto.

     15. Notices.

     All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be sufficient if given by addressing same to the other party as follows:

                           If to the Executive to:
                                    Infocrossing, Inc.
                                    2 Christie Heights Street
                                    Leonia, New Jersey 07605

                           With a copy to:
                                    Stephan G. Bachelder, Esq.
                                    22 Free St., Suite 201
                                    Portland, ME 04101

                           If to the Company to:
                                    Infocrossing, Inc.
                                    2 Christie Heights Street
                                    Leonia, New Jersey 07605
                                    Attention:       [        ]

or at such other place as may be designed in writing by like notice. Any notice shall be deemed to have been delivered when addressed as required herein and deposited, postage prepaid, in the United States Mail.

     16. Indemnification.

     The Company will indemnify the Executive (and his legal representatives, heirs, estate or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of any proceeding) by the laws of the jurisdiction of the incorporation of the Company as in effect at the time of the subject act or omission, or by the certificate of incorporation and by-laws of the Company as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for a person serving or having served in the positions and offices in which the Executive is serving or has served), against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives, heirs, estate or other successors) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives, heirs, estate or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary, or by reason of his serving or having served any other enterprise as a director, officer or employee at the request of the Company or any subsidiary.

     17. Waiver; Modification.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     18. Severability.

     The various Sections of this Agreement are severable, and if any Sections or an identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Sections or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement, to the extent required for the purposes of the validity and enforcement hereof.

     19. Choice of Law.

     This Agreement shall be governed by the laws of the State of New York, without reference to such State's conflict of law rules.

     20. Entire Agreement.

     This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the Company and the Executive, whether written or oral, relating to any or all matters covered by, and contained or otherwise dealt with, in this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement, unless set forth expressly in this Agreement.

     21. Beneficiaries; References.

     The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election by giving the Company written notice thereof. In the event of the Executive's death, Disability or a judicial determination of his incompetence, all references in the Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     22. Compliance With Section 409A of the Code.

     It is intended that all applicable provisions of this Agreement comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and operated in accordance with such requirements, where applicable.

     23. Paragraph Headings.

     The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereinabove set forth.

                                        INFOCROSSING, INC.

                                        By:  /s/ NICHOLAS J. LETIZIA

                                             Name: Nicholas J. Letizia

                                             Title: Senior Vice President

                                        THE EXECUTIVE

                                        By:  /s/ ZACH LONSTEIN

                                             Name:    Zach Lonstein